UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 14, 2019, User-Friendly Phone Book, LLC issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

User-Friendly to Push for Value Maximizing Change at Rand Capital if

Shareholders Reject Flawed Take-Over by East Asset Management

User-Friendly to Nominate Directors, Committed to Complete Review of Strategic Options Including

Value-Maximizing Liquidation

Reminds Shareholders to Vote “AGAINST” All Proposals in the WHITE Proxy Card Today

Questions? Need help? Contact MacKenzie Partners at 1 (800) 322-2885 or at

proxy@mackenziepartners.com

THE WOODLANDS, Texas – May 14, 2019 – User-Friendly Phone Book, LLC (“User-Friendly”), the largest shareholder of Rand Capital Corporation (“Rand” or the “Company”) (NASDAQ:RAND) owning 1,455,993 shares or approximately 23.0% of the Company, today committed to push for positive change at Rand on behalf of all shareholders. Upon shareholders rejecting the flawed take-over by East Asset Management, LLC (“East”), which would give away control of the Company at a 41% discount to the Company’s net asset value, User-Friendly intends to take actions to effect significant change in Rand’s board of directors, including proposing its own slate of directors and, if necessary, demanding the Company to call a special meeting of shareholders for the election of directors.

User-Friendly is confident that with new, qualified and independent directors, the Company can perform a comprehensive review of all strategic options, leading to an outcome that yields substantially more value for Rand shareholders than the proposed transaction with East.

User-Friendly continues to urge Rand shareholders to vote AGAINST Rand’s proposed transaction with East using the WHITE proxy card at the special meeting of shareholders scheduled to take place on May 16, 2019.

Bruce Howard, Chief Executive Officer of User-Friendly, said, “We believe the proposed transaction with East Asset Management transfers control of Rand at a substantial discount to Rand’s true value, exploiting Rand’s poor performance under its current management and board of directors. We have spoken with many Rand shareholders who share our deep concern and desperately want an alternate path in order to maximize the value of their investment. For this reason, we intend to push for meaningful change in Rand’s board of directors once shareholders have rejected this takeover by East.”

Howard continued, “With the new directors, the Company can pursue a comprehensive review of all opportunities to maximize value for Rand shareholders, including soliciting a higher offer from East or another third-party, and an orderly liquidation of assets at or above their net asset value. This is something we have reason to believe current management did inadequately, despite its fiduciary duty to do so, based on our inquiries. We also strongly believe, based on multiple recent sales by the Company of assets at or above their reported net asset value, that there is significant value in the Company’s portfolio that should benefit Rand shareholders, not the owners of East Asset Management.”

DON’T GIVE UP CONTROL OF RAND FOR INADEQUATE CONSIDERATION

PLEASE VOTE “AGAINST” ALL PROPOSALS ON THE ENCLOSED WHITE PROXY CARD TODAY.

DISCARD ANY CARD YOU RECEIVE FROM RAND.

User-Friendly appreciates your support, and if you need assistance or have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 or by email to proxy@mackenziepartners.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019.

USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.

About User-Friendly Phone Book

Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country.

Investor Contact:

Paul Schulman / David Whissel

MacKenzie Partners

212-929-5500

Media Contact:

Dan Gagnier / Jeffrey Mathews

Gagnier Communications

646-569-5897